Exhibit 3-a

RESTATED

CERTIFICATION OF INCORPORATION

OF

BIG CITY BAGELS, INC.

Under Section 807 of the
Business Corporation Law

Big City Bagels, Inc. (the "Corporation"), by its Chairman of the Board and Secretary, hereby certifies as follows:

1.           The name of the Corporation is Big City Bagels, Inc.

2.           The Corporation's original Certificate of Incorporation was filed with the Department of the State of New York on December 14, 1992.

3.           The text of the Certificate of Incorporation is hereby restated and amended to: (a) change the description of the purposes for which the Corporation is formed; (b) change the aggregate number of shares which the Corporation shall have the authority to issue from 200 shares, no par value per share, to 11,000,000 shares, consisting of 10,000,000 shares, with a par value of $.001 per share, classified as common shares, and 1,000,000 shares, with a par value of $.001 per share, classified as preferred shares; (c) change the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him; (d) change the provision eliminating the personal liability of directors of the Corporation; (e) add a provision requiring the Corporation to indemnify its directors and officers to the fullest extent permitted by the Business Corporation Law of New York; and (f)  add a provision eliminating preemptive rights of shareholders (collectively, the "Amendments").

4.           In order to effect clauses (a), (b), (c) and (d) reflected in Section 3 above, Article Second, with respect to the purposes of the Corporation, Article Fourth, with respect to capitalization, Article Fifth, with respect to the address for services of process, and Article Sixth (now re-numbered Article Eighth), with respect to the elimination of personal liability of directors, are hereby amended. In order to effect clauses (e) and (f) reflected in Section 3 above, a new Article Sixth, with respect to the indemnification of directors and officers, and a new Article Seventh, with respect to the elimination of preemptive rights of shareholders, have been added to the Certificate of Incorporation. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Big City Bagels, Inc. (hereinafter sometimes called "the Corporation")

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law of New York. The Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation in the State of New York is to be located in the County of Nassau.

FOURTH: (a) The aggregate number of shares of stock which the Corporation shall have authority to issue is 11,000,000 shares, consisting of 10,000,000 shares, with a par value of $.001 per share, classified as common shares (the "Common Stock"), and 1,000,00 shares, with a par value of $.001 per share classified as preferred shares (the "Preferred Stock").

(b) The relative rights, preferences and limitations of the said classes of stock are as follows:

(i) Issuance in Series. The shares of the Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, to the fullest extent permitted by the Business Corporation Law, including but not limited to Section 502 thereof, as the same may be amended and supplemented, to establish and designate one or more series of Preferred Stock and to fix and determine the number of shares which shall constitute each such series and the relative rights, preferences and limitations of each such series so established.

(ii) Voting. Except as otherwise required by law, the holders of the Preferred Stock of any series shall have such voting rights in the Corporation as the Board of Directors of the Corporation shall fix and determine upon the establishment of such series. Except as otherwise required by law and except to the extent the holders of a series of Preferred Stock may be granted voting rights by the Board of Directors of the Corporation upon the establishment of such series, all voting rights of shareholders in the Corporation shall be vested exclusively in the holders of Common Stock, who shall be entitled to one vote for each share of Common Stock.

(iii) Dividends. So long as any shares of any series of Preferred Stock for which a preferred dividend may have been fixed and determined by the Board of Directors upon the establishment of such series remains  outstanding, no dividend shall be paid or declared, an no distribution made, in respect of the Common Stock, other than a dividend payable in Common Stock, unless, at the date of such declaration, payment or distribution, all accumulated dividends, if any, on the then outstanding shares of such Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment.

(iv)Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, the holders of the Preferred Stock in any series the outstanding shall be entitled to receive out of the assets of the Corporation, before any distribution or payment shall be made to the holders of the Common Stock, the amount or amounts theretofore as may have been fixed and determined for such series by the Board of Directors of the Corporation upon the establishment of such series, together with all dividend, if any, accrued thereon to the date fixed for distribution or payment and not theretofore paid or declared and set apart for payment.

FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is c/o Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016; Attention Docket Clerk.

SIXTH: The Corporation shall, to the fullest extent permitted by the Business Corporation Law of New York, as the same may be amended and supplemented, indemnify its officers and directors form and against any and all of the expenses, liabilities or other matters referred to in or covered by the Business Corporation Law of New York, and the indemnification provided for herein shall not be deemed exclusive of any other  right to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and shall continue as to as person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

SEVENTH: No holder of shares of stock of the Corporation, because of his ownership of such shares, shall have a preemptive or other right to purchase, subscribed for,  receive or take any part of any shares of the Corporation of any class, or any securities convertible into, exchangeable for, or carrying a right or option to purchase its shares of any class, whether now or hereafter authorized, and whether issued, optioned, sold or offered for sale by the Corporation for cash or other consideration.

EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of New York, as the same may be amended and supplemented. Neither the amendment nor repeal of this Article EIGHTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claims that, but for this Article EIGHTH, would accrue or arise, prior to such amendment or repeal, or adoption of an inconsistent provision.

5.           Each of the Corporation's shares of Common Stock, without par value, issued as of the date hereof ("Old Issues Common Shares"),is hereby changed into one newly-authorized share of Common Stock, par value $.001 per share ("New Issued Common Shares"). As a result of this change, 100 Old Issued Common Shares, in the aggregate, have been changed into 100 New Issued Common Shares in the aggregate. Each of the Corporation's shares of Common Stock, without par value, not issued as of the date hereof ("Old Unissued Common Shares"), is hereby changed into 99,999 newly-authorized shares of Common Stock, par value $.001 per share ("New Unissued Common Shares") and 10,000 newly-authorized shares of Preferred Stock, par value $.001 per share ("New Issued Preferred Shares"). As a result of this change, 10 Old Unissued Common Shares, in the aggregate, have been changed into 9,999,900 New Unissued Common Shares and 1,000,000 New Unissued Preferred Shares.

6.           This Restatement of the Certificate of Incorporation, including the Amendments, was authorized by the unanimous written consent of all the members of the Board of Directors of the Corporation dated January 9, 1996.

7.           Subsequent to the authorization by the Board of Directors, the Amendments were approved and authorized by unanimous written consent of the holders of all outstanding shares entitled to vote thereon dated January 9, 1996.

IN WITNESS WHEREOF, this Restated Certificate of incorporation has been signed by Mark Weinreb, its Chairman of the Board, and Stanley Raphael, its Secretary, this 23rd of January, 1996, and they affirm the statements contained herein are true under penalties of perjury.

/s/ Mark Weinreb
Mark Weinreb, Chairman of the Board

/s/ Stanley Raphael
Stanley Raphael, Secretary